Exhibit 5.4

Joe C. Neal & Associates
300 N. Marienfeld, Ste. 200
Midland, Texas 79701
(432) 683-4371
Fax (432) 683-9279
E-mail: info@joecneal.com

October 30, 2003

Dear Sirs and Mesdames:

Re:   IVANHOE ENERGY INC. (the “Corporation”)

Reference is made to the base shelf short form prospectus (the “Prospectus”) forming part of the registration statement on Form F-10 (file no. 333-109783) filed by the Corporation with the U.S. Securities and Exchange Commission (the “Form F-10”).

We are independent petroleum consultants and are named as having prepared certain information relating to the Corporation’s U.S. reserves in the Corporation’s Form 10-K dated March 14, 2003 (the “Form 10-K”), which has been incorporated by reference in the Prospectus.

We hereby consent to the filing of this consent as an exhibit to the Form F-10 and to the references to our name in the sections entitled “Experts” and “Documents Filed as Part of the Registration Statement” in the Prospectus and to all other references to our name included or incorporated by reference in the Form F-10. We confirm that we have read the Form 10-K and the Form F-10 and have no reason to believe that there is any misrepresentation in the information contained in the Form 10-K or the Form F-10 that is (a) derived from the information we have prepared or (b) within our knowledge as a result of the services performed by us in connection with the preparation of such information.

This letter is solely for your information in connection with the registration of the securities covered by the Form F-10, and is not to be referred to in whole or in part for any other purpose.

Yours truly,

JOE C. NEAL & ASSOCIATES LTD.

“Joe C. Neal”

By: Joe C. Neal, P.E.
Title: Owner